Exhibit 4.2

DESCRIPTION OF SHARES

Our charter authorizes the issuance of 200 million Common Shares and 50 million shares of preferred stock, $0.01 par value per share. In addition, our board of directors may amend our charter from time to time without stockholder approval to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Common Shares

Subject to the restrictions on ownership and transfer of stock contained in our charter and except as may otherwise be specified in our charter, the holders of our Common Shares are entitled to one vote per Common Share on all matters submitted to a stockholder vote, including the election of our directors. There is no cumulative voting in the election of our directors. Therefore, the holders of a majority of our outstanding Common Shares can elect our entire board of directors. Except as our charter may provide with respect to any class or series of preferred stock that we may issue in the future, the holders of our Common Shares will possess exclusive voting power.

Holders of our Common Shares will be entitled to receive such distributions as authorized from time to time by our board of directors and declared by us out of legally available funds, subject to any preferential rights of any preferred stock that we issue in the future. In any liquidation, each outstanding Common Share entitles its holder to share (based on the percentage of Common Shares held) in the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders. Holders of Common Shares do not have preemptive rights, which means that you will not have an automatic option to purchase any new Common Shares that we issue, nor do holders of our Common Shares have any preference, conversion, exchange, sinking fund or redemption rights. Holders of Common Shares will not have appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such Common Shares would otherwise be entitled to exercise appraisal rights. Our Common Shares will be nonassessable by us upon our receipt of the consideration for which our board of directors authorized their issuance.

Our charter authorizes our board of directors to classify and reclassify any unissued Common Shares into other classes or series of stock. Prior to issuance of shares of each class or series, the board is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Our board of directors has authorized the issuance of shares of our capital stock without certificates. We expect that, until our shares are listed on a national securities exchange, we will not issue Common Shares in certificated form. Information regarding restrictions on the ownership and transfer of our Common Shares that, under Maryland law, would otherwise have been required to appear on our stock certificates will instead be furnished to stockholders upon request and without charge.

We maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares noted therein until the new owner delivers a properly executed form to us, which form we will provide to any registered holder upon request.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without approval of our holders of Common Shares. Prior to issuance of shares of each class or series, the board is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our Common Shares. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control. Our board of directors has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval. However, the issuance of any additional shares of preferred stock must be approved by a majority of independent directors not otherwise interested in the transaction, who will have access at our expense to our legal counsel or to independent legal counsel.

Meetings and Special Voting Requirements

An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report on the date and at the time and place set by our board of directors. Special meetings of stockholders may be called upon the request of a majority of our directors, a majority of our independent directors, our chief executive officer, our chairman or our president and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least 10% of the votes entitled to be cast on such matter at the special meeting. Upon receipt of a written request of stockholders entitled to cast at least 10% of the votes entitled to be cast stating the purpose of the special meeting, our secretary will provide all our holders of Common Shares written notice of the meeting and the purpose of such meeting. The written notice shall specify the time and place of the special meeting specified in the stockholders’ request; provided, however, that if none is so specified, such meeting shall be held at a time and place convenient to stockholders. The meeting must be held not less than 15 days or more than 60 days after the distribution of the notice of the meeting. The presence in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast on any matter that may properly be considered at any stockholder meeting constitutes a quorum. Unless otherwise provided by the Maryland General Corporation Law or our charter, the affirmative vote of a majority of all the votes cast is necessary to take stockholder action. With respect to the election of directors, each candidate nominated for election to the board of directors must receive the affirmative vote of a majority of the shares present, in person or by proxy, in order to be elected. Therefore, if a nominee receives fewer “for” votes than “withhold” votes in an election, then the nominee will not be elected.

Under the Maryland General Corporation Law and our charter, stockholders are generally entitled to vote at a duly held meeting at which a quorum is present on (a) amendments to our charter, (b) our liquidation or dissolution, (c) a merger, consolidation, conversion or sale or other disposition of all or substantially all our assets, (d) a statutory share exchange and (e) election or removal of our directors. The affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast is required to approve any such action (except that the affirmative vote of a majority of the shares represented in person or by proxy at a meeting at which a quorum is present is sufficient to elect a director). Without the approval of a majority of the stockholders entitled to vote, our board of directors may not (i) amend our charter to materially and adversely affect the rights, preferences and privileges of the stockholders; (ii) amend provisions of our charter relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions; (iii) liquidate or dissolve our company other than before the initial investment in a property, mortgage or other investment owned by our company, directly or indirectly through one or more of our affiliates; (iv) sell all or substantially all of a property, mortgage or other investment owned by our company, directly or indirectly through one or more of our affiliates other than in the ordinary course of business or as otherwise permitted by law; or (v) cause the merger or similar reorganization of our company except as permitted by law. Additionally, stockholders have the ability, by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast generally in the election of directors, to remove a director from our board with or without cause.

Our advisory agreement with our advisor has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of our advisor and us. Our independent directors will annually review our advisory agreement with our advisor. With respect to shares of our stock owned by our advisor, any director or any of their affiliates, neither our advisor, nor any such director nor any of their affiliates may vote on matters submitted to the stockholders regarding the removal of our advisor, any such director or any affiliates or any transaction between us and any of the aforementioned parties.

Advance Notice for Stockholder Nominations for Directors and Proposals of New Business

In order for a stockholder to nominate a director or propose new business at the annual stockholders meeting, our bylaws generally require that the stockholder give notice of the nomination or proposal not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual stockholders meeting and be a stockholder of record both at the time of giving advance notice and at the time of the meeting and be entitled to vote in the election of each individual so nominated or on such other business, unless such nomination or proposal is made pursuant to the company’s notice of the meeting or by or at the direction of our board of directors. Our bylaws contain a similar notice requirement in connection with nominations for directors at a special meeting of stockholders called for the purpose of electing one or more directors. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (a) by or at the direction of the board of directors, or (b) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record both at the time of giving advance notice of such nomination and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws. Failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.

Restrictions on Ownership of Shares

Ownership Limits

To maintain our REIT qualification following the taxable year ending December 31, 2015, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals under the Code) during the last half of each taxable year. In addition, at least 100 persons who are independent of us and each other must beneficially own our outstanding shares for at least 335 days per 12-month taxable year or during a proportionate part of a shorter taxable year. Each of the requirements specified in the two preceding sentences need not be met during a corporation’s initial tax year as a REIT. We intend to elect to be taxed as a REIT commencing with our taxable year ending December 31, 2016. We may prohibit certain acquisitions and transfers of Common Shares so as to ensure our continued qualification as a REIT under the Code. However, we cannot assure you that this prohibition will be effective.

To help ensure that we meet these tests, among other purposes, our charter prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% in value of the aggregate of our outstanding shares of stock and more than 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of our shares of stock, unless exempted by our board of directors. Our board of directors may waive these ownership limits with respect to a particular person (prospectively or retroactively) if the board receives evidence that ownership in excess of the limits will not jeopardize our REIT status and certain other representations and undertakings required by our charter. For purposes of this provision, we treat corporations, partnerships and other entities as single persons. However, the board may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board for exemption, a person also must not own, directly or indirectly, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.8% interest in such tenant. The person seeking an exemption must represent to the satisfaction of the board that it will not violate these restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the charitable trust.

Any attempted transfer of our Common Shares that, if effective, would result in a violation of our ownership limits described above, our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, or in our Common Shares being beneficially owned by fewer than 100 persons, will be null and void or will cause the number of Common Shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries. The prohibited transferee will not acquire any rights in the Common Shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the attempted transfer. We will designate a trustee of the trust that will not be affiliated with us or the prohibited transferee. We also will name one or more charitable organizations as a beneficiary of the trust.

Common Shares held in trust will remain issued and outstanding Common Shares and will be entitled to the same rights and privileges as all other Common Shares. The prohibited transferee will not benefit economically from any of the Common Shares held in trust, will not have any rights to dividends or other distributions and will not have the right to vote or any other rights attributable to the Common Shares held in the trust. The trustee will receive all dividends and other distributions on the Common Shares held in trust and will hold such dividends or other distributions in trust for the benefit of the charitable beneficiary. The trustee may vote any Common Shares held in the trust. Subject to Maryland law, the trustee also will have the authority to: (a) rescind as void any vote cast by the prohibited transferee prior to our discovery that the Common Shares have been transferred to the trust, and (b) recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that any of our Common Shares have been transferred to the trust for the charitable beneficiary, the trustee will sell those Common Shares to a person designated by the trustee whose ownership of the Common Shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the Common Shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee and to the charitable beneficiary as follows. The prohibited transferee will receive an amount equal to the lesser of: (a) the price paid by the prohibited transferee for the Common Shares or, if the prohibited transferee did not give value for the Common Shares in connection with the event causing the Common Shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the Common Shares on the day of the event causing the Common Shares to be held in the trust, and (b) the price received by the trustee from the sale or other disposition of the Common Shares. The trustee may reduce the amount payable to the prohibited transferee by the amount of dividends and other distributions which have been paid to the prohibited transferee and are owed by the prohibited transferee to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that Common Shares have been transferred to the trust, the Common Shares are sold by the prohibited transferee, then: (a) the Common Shares shall be deemed to have been sold on behalf of the trust; and (b) to the extent that the prohibited transferee received an amount for the Common Shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, Common Shares held in the trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per Common Share equal to the lesser of: (a) the price per Common Share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift); and (b) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the Common Shares. Upon a sale to us, the interest of the charitable beneficiary in the Common Shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee. We may reduce the amount payable to the prohibited transferee by the amount of dividends and other distributions which have been paid to the prohibited transferee and are owed by the prohibited transferee to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

Any person who acquires Common Shares in violation of the foregoing restrictions or who would have owned the Common Shares that were transferred to any such trust must give us immediate written notice of such event, and any person who proposes or attempts to acquire or receive Common Shares in violation of the foregoing restrictions must give us at least 15 days’ written notice prior to such transaction. In both cases, such persons shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required for REIT qualification. The ownership limits do not apply to any underwriter in an offering of our shares or to a person or persons exempted from the ownership limits by our board of directors based upon appropriate assurances that our qualification as a REIT would not be jeopardized and certain other representations and undertakings required by our charter.

Within 30 days after the end of each taxable year, every owner of 5% or more of our outstanding capital stock will be asked to deliver to us a statement setting forth the number of shares owned directly or indirectly by such person and a description of how such person holds the shares. Each such owner shall also provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with our ownership limits.

These restrictions could delay, defer or prevent a transaction or change in control of our company that might involve a premium price for our Common Shares or otherwise be in the best interests of our stockholders.

Suitability Standards and Minimum Purchase Requirements

State securities laws and our charter require that purchasers of our Common Shares meet standards regarding (a) net worth or income, and (b) minimum purchase amounts. Subsequent purchasers, i.e., potential purchasers of your Common Shares, must also meet the net worth or income standards, and unless you are transferring all your Common Shares, you may not transfer your Common Shares in a manner that causes you or your transferee to own fewer than the number of Common Shares required to meet the minimum purchase requirements, except for the following transfers without consideration: transfers by gift; transfers by inheritance; intrafamily transfers; family dissolutions; transfers to affiliates; and transfers by operation of law. These suitability and minimum purchase requirements are applicable until our Common Shares are listed on a national securities exchange, and these requirements may make it more difficult for you to sell your Common Shares. We cannot assure you that our Common Shares will ever be listed on a national securities exchange.

Distributions

We expect to pay distributions monthly unless our results of operations, our general financial condition, general economic conditions or other factors make it imprudent to do so. The timing and amount of distributions will be determined by our board, in its sole discretion, may vary from time to time, and will be influenced in part by its intention to comply with REIT requirements of the Code.

Our board has the authority under our organizational documents, to the extent permitted by Maryland law, to authorize the payment of distributions from any source. Subject to applicable law, there is no limit on the amount of offering proceeds we may use to fund distribution payments. If we pay distributions from offering proceeds, or from any sources other than our funds from operations, we will have less funds available for investment, the overall return to our stockholders may be reduced and subsequent investors may experience dilution. Although stock dividends are permissible, distributions in kind will not be permitted, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of our charter or distributions that meet all the following conditions: (a) our board of directors advises each stockholder of the risks associated with direct ownership of the asset being distributed; (b) our board of directors offers each stockholder the option of receiving such in-kind distribution; and (c) in-kind distributions are only made to those stockholders who accept such an offer.

To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. If we meet the REIT qualification requirements, we generally will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain which is distributed to our stockholders. We expect that our board of directors will authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

Each distribution will be accompanied by a notice which sets forth: (a) the record date; (b) the amount per Common Share that will be distributed; and (c) the equivalent annualized yield. Maryland investors also will receive notices showing (x) the amount and percentage of each distribution paid from operations, offering proceeds and other sources; and (y) the aggregate amount of such distribution.

We have not established a minimum distribution level, and our charter does not require that we pay distributions to our stockholders.

Inspection of Books and Records

As a part of our books and corporate records, we will maintain at our principal office an alphabetical list of the names of our holders of Common Shares, along with their addresses and telephone numbers and the number of Common Shares held by each of them. Except as noted below, we will make the list available for inspection at our principal office by a holder of Common Shares or his or her designated agent upon request of the stockholder and also will mail this list to any holder of Common Shares within 10 days of receipt of his or her request. We may impose a reasonable charge for expenses incurred in reproducing such list. Stockholders, however, may not sell or use this list for commercial purposes. The purposes for which stockholders may request this list include matters relating to their voting rights and the exercise of stockholder rights under the federal proxy laws.

If our advisor or our board of directors neglects or refuses to exhibit, produce or mail a copy of the list of holders of Common Shares as requested, our advisor or our board of directors, as the case may be, will be liable to the stockholder requesting the list for the costs, including attorneys’ fees, incurred by any holder of Common Shares for compelling the production of the stockholder list and any actual damages suffered by the stockholder for the neglect or refusal to produce the list. It will be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholder list is not for a proper purpose but is instead for the purpose of securing such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of our company. We may require that the stockholder requesting the stockholder list represent that the request is not for a commercial purpose unrelated to the stockholder’s interest in our company. The remedies provided by our charter to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal law, or the law of any state.

Business Combinations

Under the Maryland General Corporation Law, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combination” includes mergers, consolidations, share exchanges, and, in circumstances specified in the statute, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (a) any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation’s outstanding voting stock; or (b) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (a) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation, voting together as a single voting group; and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder, voting together as a single voting group.

These supermajority vote requirements do not apply if the holders of Common Shares receive a minimum price, as defined under the Maryland General Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

None of these provisions of the Maryland General Corporation Law will apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board, by resolution, has exempted any business combinations involving us and The Lightstone Group or any of its affiliates from these provisions. As a result, the five-year prohibition and the supermajority vote requirement will not apply to any business combinations between any affiliate of The Lightstone Group and us. As a result, any affiliate of The Lightstone Group may be able to enter into business combinations with us, which may or may not be in the best interests of our stockholders.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. “Control shares” are voting shares that, if aggregated with all other shares owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of issued and outstanding control shares.

Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may redeem any of or all the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights for control shares are considered and not approved.

If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per Common Share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law, or Subtitle 8, permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by a provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and (if the board is classified) for the remainder of the full term of the directorship in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Pursuant to Subtitle 8, except as may be provided by our board of directors in setting the terms of any class or series of our preferred stock, we have elected to provide that vacancies on our board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Although our board has no current intention to opt in to any of the other above provisions permitted under Maryland law, our charter does not prohibit our board from doing so. Becoming governed by any of these provisions could discourage an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all our assets) that might provide a premium price for holders of our securities. Note that through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directors, provided that the number is at least three.

Tender Offers

Our charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with certain notice and disclosure requirements. These procedural requirements with respect to tender offers apply to any widespread solicitation for shares of our stock at firm prices for a limited time period.

In order for any person to conduct a tender offer for shares of our stock, our charter requires that the person comply with all the provisions of Regulation 14D of the Exchange Act (other than filing requirements) and provide the company notice of such tender offer at least 10 business days before initiating the tender offer. Regulation 14D requires any person initiating a tender offer to provide:

•	specific disclosure to stockholders focusing on the terms of the offer and information about the bidder;

•	the ability to allow stockholders to withdraw tendered shares while the offer remains open;

•	the right to have tendered shares accepted on a pro rata basis throughout the term of the offer if the offer is for less than all our shares; and

•	for the equal treatment of all stockholders of the subject class of shares.

In addition to the foregoing, there are certain ramifications to any person who attempts to conduct a noncompliant tender offer. A stockholder may not transfer any shares to any person who initiates a tender offer without complying with the provisions set forth above unless such stockholder first offers such shares to us at a price equal to the greater of the price in the non-complaint tender offer or the repurchase price under our share repurchase program as it is in effect at such time. The noncomplying person will also be responsible for all our expenses in connection with that person’s noncompliance.

Registrar and Transfer Agent

We will engage a third party to serve as the registrar and transfer agent for our Common Shares. The name and address of our transfer agent is as follows:

DST Systems, Inc.
430 West 7th St.
Kansas City, Missouri 64105
Phone: (877) 304-4733
Fax: (855) 368-2326

To ensure that any account changes are made promptly and accurately, all changes (including your address, ownership type and distribution mailing address) should be directed to the transfer agent.

Restrictions on Roll-Up Transactions

A Roll-up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity that is created or would survive after the successful completion of a Roll-up Transaction, which we refer to as a Roll-up Entity. This term does not include:

•	a transaction involving securities of the REIT that have been listed on a national securities exchange for at least 12 months; or

•	a transaction involving our conversion to corporate, trust or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, the term of our existence, compensation to our sponsor or advisor or our investment objectives.

In connection with any proposed Roll-up Transaction, a valuation of all our assets will be obtained from a competent independent valuer. Our assets will be valuated on a consistent basis, and the valuation will be based on an evaluation of all relevant information and will indicate the value of our assets as of a date immediately preceding the announcement of the proposed Roll-up Transaction. If the valuation will be included in a prospectus used to offer the securities of a Roll-Up Entity, the valuation will be filed with the SEC and, if applicable, the states in which registration of such securities is sought, as an exhibit to the registration statement for the offering. Accordingly, an issuer using the valuation shall be subject to liability for violation of Section 11 of the Securities Act and comparable provisions under state laws for any material misrepresentations or material omissions in the valuation. The valuation will assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent valuer will clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the valuation, indicating all material assumptions underlying the valuation, will be included in a report to our stockholders in connection with any proposed Roll-up Transaction.

In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to our holders of Common Shares who vote “no” on the proposal the choice of:

(a)	accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or

(b)	one of the following:

(i)	remaining as stockholders of us and preserving their interests in us on the same terms and conditions as existed previously; or

(ii)	receiving cash in an amount equal to the stockholders’ pro rata share of the value of our net assets, as determined by the independent valuer.

We are prohibited from participating in any proposed Roll-up Transaction:

•	that would result in our holders of Common Shares having democracy rights in a Roll-up Entity that are less than those provided in our charter and bylaws, including rights with respect to the election and removal of directors, annual reports, annual and special meetings of stockholders, the amendment of our charter and our dissolution;

•	that would include provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;

•	in which investors’ rights of access to the records of the Roll-up Entity would be less than those provided in our charter; or

•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction were rejected by holders of our Common Shares.